EXHIBIT 99.1

Windstream Announces Operational Management Changes
COO Brent Whittington to Resign Sept. 1

LITTLE ROCK, Ark., Aug. 19, 2014 (GLOBE NEWSWIRE) -- Windstream (Nasdaq:WIN) today announced that Chief Operating Officer Brent Whittington is resigning effective Sept. 1.
The company also announced it will eliminate the chief operating officer position after Whittington's departure and assign the duties principally between Mark Faris, executive vice president of operations, and Randy Nicklas, executive vice president of engineering and chief technology officer. Faris and Nicklas will report directly to President and CEO Jeff Gardner.
"Brent has been instrumental to Windstream's success from our formation as a company and throughout our transformation. I thank him for his leadership and counsel, and I wish him the very best in the future," Gardner said. "Mark and Randy are veteran telecom leaders committed to delivering operational excellence, and I look forward to working with them directly to drive our vision to be the premier enterprise communications and services provider."
"I'm very proud of all we've accomplished over the past eight years. It has been an amazing period in my career and I will be forever thankful to have worked with such a fantastic team," Whittington said. "Windstream is in a great position with a strong leadership team and talented employees. I'm confident in the company's ability to successfully execute its vision."
Whittington was named chief operating officer in August 2009. He served as executive vice president and chief financial officer of the company from December 2005 to August 2009. He previously served as senior vice president of operations for Alltel Corp.
About Windstream
Windstream (Nasdaq:WIN), a FORTUNE 500 and S&P 500 company, is a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit www.windstream.com.

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